EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arch Therapeutics, Inc. and Subsidiary

Framingham, MA 01702

We hereby consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-213878) of Arch Therapeutics, Inc. and Subsidiary (collectively, the “Company”) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Notes 1 and 2 to the consolidated financial statements) dated December 11, 2015, relating to the consolidated financial statements of the Company appearing in the Annual Report on Form 10-K for the year ended September 30, 2015.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

October 17, 2016